Exhibit 10.9
Marriott International, Inc.
Executive Officer Annual Cash Incentive Program

Marriott International, Inc. Annual Cash Incentives
To help motivate the attainment of annual objectives, the Company maintains an annual cash incentive program for the Chief Executive Officer and each of the other named executive officers. Under the program, specific objectives are established annually for a threshold level, target level, and maximum level of performance, and for each such objective, actual performance is measured against these levels in order to determine the actual payment. The program was established under the Marriott International, Inc. Stock and Cash Incentive Plan.
Typically, the Compensation Policy Committee (the “Committee”) of the Company’s Board of Directors has established performance objectives based upon measures of the Company’s financial performance such as earnings per share, measures of business/operating unit financial performance such as revenue growth relating to newly developed rooms and customer, owner/franchisee and associate satisfaction, and individual executive performance. Each year, the Committee selects the performance objectives and their respective weightings for each eligible executive. These performance objectives and their weightings vary among eligible executives. No payment is made for a particular objective if performance fails to meet the threshold level for that particular performance objective.
Each named executive officer has a target bonus amount equal to an established percentage of the executive’s base salary. Actual bonus payments (if any) are awarded based on the Company’s achievement against the Company performance objectives and the individual executive’s performance, such that actual payments may be higher or lower than the executive’s target bonus amount.
Notwithstanding the achievement of financial or other performance goals, the Committee has the authority to adjust the amount payable under the plan.
The Committee follows similar procedures for setting and approving annual cash incentives for other senior executive officers.